Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KERZNER INTERNATIONAL LIMITED,

K-TWO HOLDCO LIMITED

AND

K-TWO SUBCO LIMITED

APRIL 30, 2006

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 30th day of April, 2006 by and among Kerzner International Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), K-Two Holdco Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Parent”), and K-Two Subco Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas and a direct wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.  The parties have entered into an Agreement and Plan of Merger, dated as of March 20, 2006 (the “Original Merger Agreement”).

B.  The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The name of the Surviving Corporation shall be Kerzner International Limited.

C.  The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and (iii) resolved to recommend that shareholders of the Company approve this Agreement.

D.  The Board of Directors of Merger Sub has unanimously approved this Agreement.

E.  Certain existing shareholders of the Company desire to contribute Ordinary Shares to Parent immediately prior to the Effective Time in exchange for shares of capital stock of Parent.

F.  The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

G.  The Company, Parent and Merger Sub desire to amend and restate the Original Merger Agreement in order to make certain amendments thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

“6 ¾% Notes Indenture” has the meaning set forth in Section 7.10.

“6 ¾% Notes” has the meaning set forth in Section 7.10.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(g)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Authorized Agent” has the meaning set forth in Section 10.11(c).

“Business Day” means any day other than the days on which banks in New York, New York or The Bahamas are not required or authorized to close.

“Certificate” has the meaning set forth in Section 2.2(c).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d)

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(g)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.13(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” means Company Options, Company Restricted Shares, Company SARs and Company RSUs.

“Company Joint Venture” means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Options” means outstanding options to acquire Ordinary Shares from the Company granted to Company Employees under the Company Stock Plans or otherwise.

“Company Proxy Statement” means the proxy statement relating to the approval of the Merger by the Company’s shareholders prepared in accordance with applicable Law and including the information required to be included in the Schedule 13E-3.

“Company Restricted Shares” means, as of a particular date, Ordinary Shares granted to Company Employees under the Company Stock Plans that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to the Company Stock Plans and any applicable restricted stock award agreements.

“Company RSU” means an outstanding restricted stock unit with respect to one Ordinary Share granted to a Company Employee under a Company Stock Plan or otherwise.

“Company SARs” means outstanding stock appreciation rights with respect to Ordinary Shares granted to Company Employees under the Company Stock Plans or otherwise.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Shareholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the Griffin Gaming & Entertainment, Inc. 1994 Stock Option Plan (as amended on May 10, 1996), the Sun International Limited 1997 Stock Option Plan, as amended, the Company 2000 Stock Option Plan, the Company 2003 Stock Incentive Plan and the Company 2005 Stock Incentive Plan.

“Compensation” has the meaning set forth in Section 7.8(a).

“Confidentiality Agreements” has the meaning set forth in Section 7.4(g)(i).

“Contract” has the meaning set forth in Section 4.4.

“Convertible Notes” has the meaning set forth in Section 4.5(b).

“Convertible Notes Indenture” has the meaning set forth in Section 7.10.

“Current Employee” has the meaning set forth in Section 7.8(a).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Tender Offers” has the meaning set forth in Section 7.10.

“Director Options” means Company Options granted to an individual who, at the time of grant, was a member of the Board of Directors of the Company (including any such member who is also an employee of the Company).

“Director Restricted Shares” means Company Restricted Shares granted to an individual who, at the time of grant, was a member of the Board of Directors of the Company (including any such member who is also an employee of the Company).

“Director SARs” means Company SARs granted to an individual who, at the time of grant, was a member of the Board of Directors of the Company (including any such member who is also an employee of the Company).

“Disbursing Agent” has the meaning set forth in Section 2.3(a).

“Disinterested Director” means a member of the Board of Directors of the Company who (i) has no direct or indirect interest in Parent, whether as an investor or otherwise, (ii) is not a representative of any Person or entity who has any such interest in Parent and (iii) is not otherwise affiliated with Parent.

“Dissenting Ordinary Shares” has the meaning set forth in Section 2.2(d).

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Employee Equity Awards” means Employee Options, Employee Restricted Shares and Employee SARs.

“Employee Options” means Company Options that are not Director Options.

“Employee Restricted Shares” means Company Restricted Shares that are not Director Restricted Shares.

“Employee SARs” means Company SARs that are not Director SARs.

“Employment Agreement” means any employment, severance, retention, termination, indemnification, change in control or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee of the Company or any of its Subsidiaries, on the other hand.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Equity Award Consideration” has the meaning set forth in Section 2.4(b).

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitments” has the meaning set forth in Section 5.7.

“Equity Rollover Commitments” has the meaning set forth in Section 5.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means the date on which this Agreement is executed and delivered by each of the parties hereto.

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“FTC” has the meaning set forth in Section 7.2(b).

“Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino or other gaming activities and operations.

“Gaming Law” means, with respect to any Person, any Law governing or relating to any current or contemplated casino or other gaming activities and operations of such Person and its Affiliates.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“HBK” means Mr. Howard B. Kerzner.

“IBCA” means the International Business Companies Act, 2000 of the Commonwealth of The Bahamas, as amended.

“Indentures” has the meaning set forth in Section 7.10.

“Insurance Amount” has the meaning set forth in Section 7.5(a).

“Interim Investors Agreement” has the meaning set forth in Section 6.2.

“Istithmar” means Istithmar PJSC, a public joint stock company incorporated under the laws of Dubai, United Arab Emirates.

“KINA” has the meaning set forth in Section 7.10.

“Law” means applicable, statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect on the Company” means a material adverse effect on the assets or liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company: (A) any fact, change, development, circumstance, event, effect or occurrence (an “Effect”) in general economic or political conditions or in the financial or securities markets, (B) any Effect generally affecting, or resulting from general changes or developments in, the industries in which the Company and its Subsidiaries operate, (C) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures shall not be excluded), (D) any change in the price or trading volume of the Ordinary Shares in and of itself (provided that the underlying causes of such changes shall not be excluded), or (E) any Effect that is demonstrated to have resulted from the announcement of the Merger, or the identity of Parent or any of its Affiliates as the acquiror of the Company, except, in the case of clauses (A) and (B), to the extent such Effects referred to therein would be reasonably likely to have a materially disproportionate impact on the assets or liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Ordinary Shares” means the ordinary shares of Merger Sub, par value $0.001 per share.

“New Financing Commitments” has the meaning set forth in Section 7.9(c).

“Notes” has the meaning set forth in Section 7.10.

“Notice Period” has the meaning set forth in Section 7.4(d)(ii).

“Ordinary Shares” means ordinary shares, par value $0.001 per share, of the Company.

“Original Merger Agreement” has the meaning set forth in the Recitals.

“Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 9.2(d).

“Parent Plan” has the meaning set forth in Section 7.8(b).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority (including any Gaming Authority) possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preference Shares” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.11.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(d).

“Replacement Policies” has the meaning set forth in Section 7.5(a).

“Representatives” has the meaning set forth in Section 7.4(a).

“Requisite Shareholder Vote” has the meaning set forth in Section 4.2(a).

“Restraint” has the meaning set forth in Section 8.1(c).

“Schedule 13E-3” means a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SK” means Mr. Solomon Kerzner.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the reasons set forth in the resolution establishing such committee.

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, 50% or more of the equity interests of the second Person).

“Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Superior Proposal” has the meaning set forth in Section 7.4(g)(iii).

“Superior Proposal Effective Time” has the meaning set forth in Section 7.12.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 4.17.

“Tax” means (i) all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability or joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Termination Fee” means $95,404,000.

“Voting Agreement” has the meaning set forth in Section 5.10.

“WLG” means World Leisure Group Limited, a company incorporated under the laws of the British Virgin Islands.

Section 1.2.  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to March 20, 2006. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II
THE MERGER

Section 2.1.  The Merger.

(a)   At the Effective Time, in accordance with the IBCA, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a wholly-owned subsidiary of Parent.

(b)   On the Closing Date, the Company and Merger Sub shall file articles of merger (the “Articles of Merger”) meeting the requirements of the IBCA with the Registrar of Companies of the Bahamas. The Merger shall become effective at such time as the Articles of Merger are registered by the Registrar of Companies of the Bahamas, or at such later time as the Company and Merger Sub may agree and specify in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c)   The Merger shall have the effects set forth in the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d)   The closing of the Merger (the “Closing”) shall take place (i) at the offices of Simpson Thacher & Bartlett LLP located in New York, New York, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VIII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) (provided, that if all the conditions set forth in Article VIII shall not have been satisfied or validly waived on such day, then the Closing shall take place on the first Business Day on which all such conditions shall have been or can be satisfied or shall have been validly waived) or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the actual date of the Closing, the “Closing Date”).

Section 2.2.  Conversion of Securities.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Ordinary Shares:

(a)   Each Ordinary Share held by the Company as treasury stock or otherwise owned by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (including Ordinary Shares acquired by Parent immediately prior to the Effective Time pursuant to the Equity Rollover Commitments), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b)   Each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of the Surviving Corporation.

(c)   Each Ordinary Share (including any Director Restricted Shares but excluding any Employee Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Ordinary Shares to be canceled pursuant to Section 2.2(a) and Dissenting Ordinary Shares), automatically shall be canceled and converted into the right to receive $81.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such Ordinary Share (a “Certificate”) in the manner provided in Section 2.3. Such Ordinary Shares (including any Director Restricted Shares but excluding any Employee Restricted Shares), other than those canceled pursuant to Section 2.2(a) and Dissenting Ordinary Shares, sometimes are referred to herein as the “Merger Shares.”

(d)   Notwithstanding any provision of this Agreement to the contrary, if required by the IBCA (but only to the extent required thereby), Ordinary Shares that are issued and outstanding immediately prior to the Effective Time (other than Ordinary Shares to be canceled pursuant to Section 2.2(a)) and that are held by holders of such Ordinary Shares who have not voted in favor of the approval of this Agreement or consented thereto in writing and who have properly exercised dissenters’ rights with respect thereto in accordance with, and who have complied with, Section 83 of the IBCA (the “Dissenting Ordinary Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Ordinary Shares will be entitled to receive payment of fair value of such Dissenting Ordinary Shares in accordance with the provisions of such Section 83 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to dissent and payment under the IBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each of such holder’s Dissenting Ordinary Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration and have become exchangeable therefor, without any interest thereon. At the Effective Time, any holder of Dissenting Ordinary Shares shall cease to have any rights with respect thereto, except the rights provided in Section 83 of the IBCA and as provided in the previous sentence. The Company will give Parent (i) notice of any written objections or elections to dissent and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands for payment. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or settle any such demands.

(e)   If between the date of this Agreement and the Effective Time the number of outstanding Ordinary Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Ordinary Share shall be correspondingly adjusted.

(f)   Each Director Restricted Share outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and, without further action of the Company, Parent, Merger Sub or the holder of such Director Restricted Share, vest and become free of such restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.2(c).

(g)   For the avoidance of doubt, the parties acknowledge and agree that the contribution of Ordinary Shares (including Director Restricted Shares, if any) to Parent pursuant to the Equity Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

(h)   The Company Equity Awards (other than the Director Restricted Shares) outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.4.

Section 2.3.  Payment of Cash for Merger Shares.

(a)   Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Director Options, Director SARs and Company RSUs, unless another agent is designated as provided in Section 2.4(a) (the “Disbursing Agent”). Promptly after the Effective Time, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Director Options, Director SARs and Company RSUs outstanding immediately prior to the Effective Time pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, Director Options, Director SARs and Company RSUs outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $500,000,000, or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

(b)   As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates will be effected, and risk of loss and title will pass, only upon delivery of the Certificates to the Disbursing Agent. Upon surrender of such Certificate or Certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

(d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Ordinary Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Disbursing Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)   If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of Certificates for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)   No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, including Dissenting Ordinary Shares.

(g)   Except as provided in Section 2.2(a), from and after the Effective Time, the holders of Ordinary Shares (other than Dissenting Ordinary Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)   In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i)   Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.4.  Treatment of Company Equity Awards (Other than Director Restricted Shares)

(a)   Treatment of Director Options, Director SARs and Company RSUs.

(i)   Prior to the Effective Time, the Company and Parent will adopt such resolutions and take such other commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by Section 2.2(f) and this Section 2.4(a), without paying any additional consideration or incurring any additional debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(ii)   As of the Effective Time, each Director Option and each Director SAR that is outstanding immediately prior to the Effective Time will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (A) the number of Ordinary Shares subject to such Director Option or Director SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Director Option or Director SAR, without interest. All payments with respect to canceled Director Options and canceled Director SARs shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after such payment becomes payable pursuant to this Section 2.4(a) from funds deposited by or at the direction of Parent for the purpose of paying such amounts in accordance with Section 2.3(a).

(iii)   As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the Merger Consideration, without interest. All payments with respect to canceled Company RSUs shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by Parent for the purpose of paying such amounts in accordance with Section 2.3(a).

(iv)   Parent, the Surviving Corporation and the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) shall be entitled to deduct and withhold from any amounts to be paid under this Section 2.4(a) in respect of Director Options, Director SARs and Company RSUs amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Director Options, Director SARs or Company RSUs from whose payments in respect of Director Options, Director SARs or Company RSUs the amounts were so deducted and withheld.

(b)   Treatment of Employee Equity Awards.

(i)   Immediately prior to the Effective Time, the Company and Parent will adopt such resolutions and take such other commercially reasonable actions, in a manner consistent with applicable Law, as are reasonably necessary in order to effectuate the actions contemplated by this Section 2.4(b), without paying any additional consideration or incurring any additional debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Notwithstanding anything in this Section 2.4(b) or any other provision of this Agreement to the contrary, none of the Company, any of its Subsidiaries or the Board of Directors of the Company shall be required to take any action pursuant to this Section 2.4(b) that would (A) require the Company, any of its Subsidiaries or the Board of Directors of the Company to obtain the consent of the holder of an Employee Option, Employee SAR or Employee Restricted Share or (B) require the Company to file a registration statement pursuant to the Securities Act or any Federal, state or foreign securities Law prior to the Effective Time.

(ii)   As of the Effective Time, each Employee Option and each Employee SAR that is outstanding immediately prior to the Effective Time will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (A) the number of Ordinary Shares subject to such Employee Option or Employee SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Employee Option or Employee SAR, without interest (the “Equity Award Consideration”); provided, however, that, except to the extent otherwise agreed between Parent and the holder of any Employee Option or Employee SAR, no holder of any Employee Option or Employee SAR shall have any right to receive payment of the Equity Award Consideration, and Parent shall have no obligation to pay the Equity Award Consideration, in respect of such Employee Option or Employee SAR until the earlier of (1) such time as such Employee Option or Employee SAR would have otherwise vested and become exercisable in accordance with the terms of the applicable Company Stock Plan or any applicable agreement, notice or letter evidencing the grant of such Employee Option or Employee SAR and (2) the later of (x) the six-month anniversary of the Closing and (y) January 1, 2007; provided further that the right to receive the Equity Award Consideration in respect of any Employee Option or Employee SAR shall be forfeited if the holder of such Employee Option or Employee SAR ceases to be employed by the Company or any of its Subsidiaries (other than as a result of such holder’s death, disability or Qualifying Termination (as defined in the applicable Company Stock Plan)) prior to such time as the Equity Award Consideration would have been otherwise payable pursuant to clause (1) or (2) of this Section 2.4(b)(ii).

(iii)   Each Employee Restricted Share outstanding immediately prior to the Effective Time shall be canceled, retired and shall cease to exist at the Effective Time and shall be converted into the right to receive the Merger Consideration in accordance with this Section 2.4(b)(iii). Except to the extent otherwise agreed between Parent and the holder of any Employee Restricted Shares, no holder of any Employee Restricted Shares shall have any right to receive payment of the Merger Consideration, and Parent shall have no obligation to pay the Merger Consideration, in respect of such Employee Restricted Shares until the earlier of (1) such time as such Employee Restricted Shares would have otherwise vested and become free of any other restrictions in accordance with the terms of the applicable Company Stock Plan or any applicable agreement, notice or letter evidencing the grant of such Employee Restricted Shares and (2) the later of (x) the six-month anniversary of the Closing and (y) January 1, 2007; provided, however, that the right to receive the Merger Consideration in respect of any Employee Restricted Shares shall be forfeited and such Employee Restricted Shares shall not vest if the holder of such Employee Restricted Shares ceases to be employed by the Company or any of its Subsidiaries (other than as a result of such holder’s death, disability or Qualifying Termination (as defined in the applicable Company Stock Plan)) prior to such time as the Merger Consideration with respect to such holder’s Employee Restricted Shares would have been otherwise payable pursuant to clause (1) or (2) or this Section 2.4(b)(iii).

(iv)   Parent shall cause the Surviving Corporation to pay all amounts payable pursuant to Sections 2.4(b)(ii) and (iii) at the earlier of the times set forth in clauses (1) and (2) of Section 2.4(b)(ii) or (iii), as the case may be. The Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid under this Section 2.4(b) in respect of Employee Options, Employee SARs and Employee Restricted Shares amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Employee Options, Employee SARs or Employee Restricted Shares from whose payments in respect of Employee Options, Employee SARs or Employee Restricted Shares the amounts were so deducted and withheld.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1.  Memorandum of Association.   The memorandum of association of the Company, as amended to read in its entirety as the memorandum of association of Merger Sub as in effect immediately prior to the Effective Time, shall be the memorandum of association of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.2.  Articles of Association.  The articles of association of the Company, as amended to read in its entirety as the articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of association of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

Section 3.3.  Directors and Officers.   From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time (other than those who Parent determines shall not remain as officers of the Surviving Corporation) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company on March 20, 2006 (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent) or (y) as may be disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1.  Corporate Existence and Power.   Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing). Each of the Company, its Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.

Section 4.2.  Corporate Authorization.

(a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval of this Agreement by a simple majority of the Ordinary Shares present, in person or by proxy, at a meeting of Company shareholders called for such purpose (the “Requisite Shareholder Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Company shareholders approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting.

(b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3.  Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the applicable Other Antitrust Laws of jurisdictions other than the United States; (iii) filings with, and approvals by, Gaming Authorities specified in Section 4.3(iii) of the Company Disclosure Letter; (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (v) compliance with the rules and regulations of the New York Stock Exchange; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.4.  Non-Contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries or Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Shareholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, which would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

Section 4.5.  Capitalization.

(a)   The authorized share capital of the Company is $350,000 divided into 250,000,000 Ordinary Shares and 100,000,000 Preference Shares, par value $0.001 per share (the “Preference Shares”). As of February 28, 2006, there were (i) 36,718,698 Ordinary Shares issued and outstanding (including 1,041,446 outstanding Company Restricted Shares) and no Preference Shares issued and outstanding and (ii) outstanding Company Options to purchase an aggregate of 2,533,382 Ordinary Shares, with a weighted average exercise price of $35.20 per share. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)   Except as set forth in Section 4.5(a) and except for 922,853 Ordinary Shares reserved for issuance upon conversion of the Company’s 2.375% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) and 4,604,856 Ordinary Shares reserved for issuance pursuant to the Company Stock Plans, as of February 28, 2006, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

(c)   Other than the issuance of Ordinary Shares upon exercise of Company Options or Company SARs or upon conversion of the Convertible Notes, from February 28, 2006 to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are outstanding.

Section 4.6.  Company Subsidiaries and Joint Ventures.   (a)   Section 4.6 of the Company Disclosure Letter sets forth all Company Joint Ventures. All equity interests of any Subsidiary of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests in Subsidiaries held by the Company or any Subsidiary of the Company are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. All equity interests of the Company Joint Ventures held by the Company or any Subsidiary of the Company are free and clear of any Liens other than Permitted Liens.

(b)   There have not been reserved for issuance, and there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company; (ii) rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company; or (iii) equity equivalent interests in the ownership or earnings of any Subsidiary of the Company or other similar rights in respect of any Subsidiary of the Company (the items in clauses (i) through (iii) collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Subsidiary Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of any Subsidiary of the Company or preemptive rights with respect thereto.

Section 4.7.  Reports and Financial Statements.

(a)   The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2003 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2003, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

Section 4.8.  Undisclosed Liabilities.   Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2004, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, which are not material taken as a whole, or (iii) for liabilities that have been discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and to knowledge of the Company there is no existing condition, event or circumstances that could reasonably be expected to result in any such material liability in the future, except in any such case as contemplated by this Agreement.

Section 4.9.  Disclosure Documents.   The Schedule 13E-3 and the Company Proxy Statement will not, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to shareholders of the Company (in the case of the Company Proxy Statement) or at the time of the Company Shareholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their Affiliates, for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13E-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied by Parent, Merger Sub or their Affiliates specifically for inclusion therein.

Section 4.10.  Absence of Certain Changes or Events.   Since December 31, 2004, no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11.  Litigation.   Except as publicly disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, except for any Proceeding which (i) has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) would prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its obligations hereunder. Neither the Company nor any of its Subsidiaries or any of

their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which (i) has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) would prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its obligations hereunder.

Section 4.12.  Taxes.   Except as have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)   all Tax Returns required to be filed by the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete;

(b)   the Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.12(a)) other than Taxes that are not yet due and payable or that are being contested in good faith;

(c)   no audit or other proceeding by any taxing authority is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries;

(d)   there are no Tax sharing agreements (or similar agreements) to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is bound (other than agreements exclusively between or among the Company and its Subsidiaries).

Section 4.13.  ERISA.

(a)   Each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability (the “Company Benefit Plans”) has been operated, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable requirements of Law, including ERISA and the Code, except as would not subject the Company or any of its Subsidiaries to any liability that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any Company Benefit Plan that is subject to ERISA, or, to the knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code). Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan.

(b)   Except in the ordinary course of business or as required by applicable Law, since December 31, 2005, there has been no amendment to any Company Benefit Plan that would increase materially the expense to the Company or any of its Subsidiaries of maintaining such plan above the level of the expense incurred by the Company or its Subsidiaries therefor for the most recent fiscal year. Except as contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with any other related event) (i) result in any material payment by the Company or any of its Subsidiaries to any Company Employee of any money or other property under any Company Benefit Plan or Company Stock Plan or (ii) result in the accelerated vesting or funding through a trust or otherwise of a material amount of compensation or benefits under any Company Benefit Plan or Company Stock Plan, in each case, whether or not such payment would constitute a “parachute payment” within the meaning of Section 280G of the Code.

Section 4.14.  Compliance With Laws.

(a)   The Company and each of its Subsidiaries is, and at all times has been, in compliance with all Laws (including Gaming Laws) applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15.  Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person except J.P. Morgan Securities Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the engagement of J.P. Morgan Securities Inc., including the amount of such fees and any right of first offer or other “tail” provisions.

Section 4.16.  Opinion of Financial Advisor.   J.P. Morgan Securities Inc. has delivered to the Special Committee, an opinion to the effect that, as of the Execution Date, the consideration to be received by holders of Ordinary Shares (other than SK, HBK and Istithmar and their Affiliates and any other holder who will contribute Ordinary Shares to Parent) in the Merger is fair, from a financial point of view, to such holders.

Section 4.17.  Anti-Takeover Provisions.   The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby. The Company does not have any shareholder rights plan in effect.

Section 4.18.  Absence of Company Acquisition Proposals.   During the period from March 20, 2006 through, and including, the Execution Date, the Company has not received any inquiries, proposals or offers which constitute, or could reasonably be expected to result in, a Company Acquisition Proposal with respect to which the requirements of Section 7.4(b) could be satisfied from and after the Execution Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1.  Corporate Existence and Power.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of The Bahamas and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2.  Corporate Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. Except for the approval of this Agreement by Parent, as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time), no other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3.  Governmental Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than

(i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the applicable Other Antitrust Laws of jurisdictions other than the United States; (iii) filings with, and approvals by, Gaming Authorities specified in Section 4.3(iii) of the Company Disclosure Letter, (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Schedule 13E-3; (v) compliance with any applicable foreign or state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely effect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4.  Non-Contravention.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any Contract.

Section 5.5.  Disclosure Documents.   None of the information supplied or to be supplied by Parent or Merger Sub or any of their Affiliates specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, at the date it is filed with the SEC (in the case of the Schedule 13E-3), at the date it is first mailed to shareholders of the Company (in the case of the Company Proxy Statement), or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6.  Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person except Deutsche Bank AG and Groton Partners LLC is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 5.7.  Financing.   Parent has delivered to the Company true and complete copies of (i) the commitment letter with respect to the senior secured credit facilities, dated as of the Execution Date, among Parent, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P. and the commitment letter with respect to the senior subordinated bridge facility, dated as of the Execution Date, among Parent, Deutsche Bank AG Cayman Islands Branch and Goldman Sachs Credit Partners L.P. (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letters, dated as of the Execution Date, from (A)

Istithmar , (B) Whitehall Street Global Real Estate Limited Partnership 2005, Whitehall Street International Real Estate Limited Partnership 2005, Whitehall Street Global Employee Fund 2005, L.P. and Whitehall Street International Employee Fund 2005 (Delaware), L.P., (C) Colony Investors VII L.P., (D) Providence Equity Offshore Partners V L.P. and (E) The Related Companies, L.P. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the Execution Date, (i) none of the Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the Execution Date, the Financing Commitments are in full force and effect. The only conditions precedent to the obligations of the lenders and other Persons committing pursuant to the Financing Commitments to make the Financing available to Parent or its Affiliates are those contemplated by the terms of the Financing Commitments. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub or any direct investor in Parent under any term or condition of the Financing Commitments or otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any of the direct investors in Parent has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitments. Parent, Merger Sub and their respective Affiliates have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the Execution Date. Assuming the accuracy of the Company’s representations and warranties contained herein, the proceeds from the Financing constitute all of the financing required to be provided by Parent for the consummation of the Merger and other transactions contemplated by this Agreement.

Section 5.8.  Equity Rollover Commitments.   Parent has delivered to the Company true and complete copies of the equity rollover letters, dated as of the Execution Date, from (i) WLG, SK and HBK and (ii) Istithmar (the “Equity Rollover Commitments”), pursuant to which such parties have committed to contribute to Parent that number of Ordinary Shares set forth in such letters for shares of capital stock of Parent immediately prior to the Effective Time. As of the Execution Date, the Equity Rollover Commitments are in full force and effect. The only conditions precedent to the obligations of (i) WLG, SK or HBK or (ii) Istithmar under the Equity Rollover Commitments are those contemplated by the terms of the Equity Rollover Commitments. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent (or, in the case of WLG, SK or HBK) has any knowledge that any event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Equity Rollover Commitments or otherwise be reasonably likely to result in any portion of the commitments contemplated thereby to be unavailable. As of the Execution Date, assuming the accuracy of the Company’s representations and warranties contained herein, neither Parent, Merger Sub nor any direct investor in Parent (or, in the case of WLG, SK or HBK) has any reason to believe that (i) WLG, SK or HBK or (ii) Istithmar will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Equity Rollover Commitments.

Section 5.9.  Parent and Merger Sub.   Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing. As of March 20, 2006, there were 10 ordinary shares of Merger Sub outstanding, representing the only shares of Merger Sub outstanding and entitled to vote on the Merger.

Section 5.10.  Voting Arrangements.   Other than the Voting Agreement, dated as of the Execution Date, among the Company, WLG, SK, HBK and Istithmar (the “Voting Agreement”), no direct or indirect equity investor in Parent or Merger Sub, or any Affiliate thereof (other than the Company or any of its Subsidiaries), is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of any Ordinary Shares it owns beneficially (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) or of record in respect of the Merger or any transaction involving a Company Acquisition Proposal or Superior Proposal or any other transactions contemplated hereby or thereby.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1.  Conduct of the Company and Subsidiaries.   Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent, from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(a)   propose or adopt any change in its organizational or governing documents;

(b)   merge or consolidate the Company or any of its Subsidiaries with any Person;

(c)   sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Joint Venture);

(d)    redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness in the ordinary course consistent with past practice, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(e)   offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(f)   make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except as required by existing contracts;

(g)   authorize any capital expenditures in excess of $10,000,000 per project or related series of projects of $50,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s 2006 budget and approved development plans, as delivered to Parent prior to the date hereof;

(h)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(i)   mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens);

(j)   enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Ordinary Shares;

(k)   (i) split, combine or reclassify any Company Securities or Subsidiary Securities or amend the terms of any Company Securities or Subsidiary Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities or Subsidiary Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation in the ordinary course of business, (iii) issue or offer to issue any Company Securities or Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities or Subsidiary Securities, other than in connection with (A) the exercise of Company Options or Company SARs or conversion of the Convertible Notes, (B) the withholding of Company Securities to satisfy tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, and (E) the issuance of Company Securities as required to comply with any Company Benefit Plan or Employment Agreement as in effect on the date of this Agreement;

(l)   except (i) as required pursuant to existing written agreements or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable Law (including Section 409A of the Code), (A) adopt, amend or terminate any Company Benefit Plan or enter into or amend any collective bargaining agreement or any Employment Agreement with any officer or director of the Company, except for entry into Employment Agreements with persons who are not executive officers or directors to the extent necessary to replace a departing employee or fill an existing vacancy, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan or (C) increase in any manner the compensation or fringe benefits of any officer or director of the Company by an amount in excess of $1,000,000 in the aggregate;

(m)   settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed $10,000,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

(n)   make or change any material Tax election, or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o)   make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;

(q)   take any action that is intended to or would result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.2 becoming incapable of being satisfied;

(r)   take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(s)   authorize, agree or commit to do any of the foregoing.

Section 6.2.  Conduct of Parent and Merger Sub.   Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (i) take any action (including by way of amendment to the Amended and Restated Interim Investors Agreement dated as of the Execution Date among Parent and the investors named therein (the “Interim Investors Agreement”)) that is intended to or would result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.3 becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent has provided to the Company a summary of the material provisions of the Interim Investors Agreement relating to “Gaming/HSR Approvals” and “Remedies”.

Section 6.3.  No Control of Other Party’s Business.   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1.  Shareholder Meeting; Proxy Material.

(a)   The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining the approval of this Agreement by the Company shareholders in accordance with applicable Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, (ii) use reasonable best efforts to solicit the approval of this Agreement by the Company shareholders, and (iii) except to the extent that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4(c), include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company approve this Agreement (the “Recommendation”). Notwithstanding any Recommendation Withdrawal, this Agreement shall be submitted to the Company shareholders at the Company Shareholder Meeting for the purpose of obtaining the approval of this Agreement by the Company shareholders, and nothing contained herein, including any rights of the Company to take certain actions pursuant to Section 7.4, shall be deemed to relieve the Company of such obligation or its obligation to convene and hold the Company Shareholder Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3.

(b)   In connection with the Company Shareholder Meeting, the Company will (i) as promptly as reasonably practicable prepare the Company Proxy Statement and the Schedule 13E-3 and file, jointly with Parent and Merger Sub, the Schedule 13E-3 with the SEC as promptly as reasonably practicable, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have the SEC confirm that it has no further comments on the Schedule 13E-3 and will thereafter mail to its shareholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Company Proxy Statement and the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting, and (vi) otherwise use reasonable best efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement and the preparation and filing of the Schedule 13E-3, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement and the Schedule 13E-3 under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement and the Schedule 13E-3, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its shareholders and filing the Schedule 13E-3 with the SEC.

Section 7.2.  Reasonable Best Efforts.   (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities (including Gaming Authorities) or other Persons and, in the case of Parent, using reasonable best efforts to enforce any remedies available to Parent in the Interim Investors Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, or cause to be made, the filings and authorizations required under the Other Antitrust Laws of jurisdictions other than the United States as promptly as reasonably practicable after the Execution Date and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Other Antitrust Laws of jurisdictions other than the United States and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the Other Antitrust Laws of jurisdictions other than the United States as soon as practicable; provided that in no event shall any shareholder of Parent, or any Affiliate of any shareholder of Parent, be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of the Company and its Subsidiaries.

(b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division

of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits so long as such actions, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon the consummation of the Merger and the other transactions contemplated hereby; and provided further, however, that in no event shall any shareholder of Parent, or any Affiliate of any shareholder of Parent be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of the Company and its Subsidiaries. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the End Date.

(d)   Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) no party or its Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

Section 7.3.  Access to Information.  (a)   Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i)  to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii)  to the extent that the disclosure thereof would result in the loss of attorney-client privilege, (iii)  to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such law) or (iv) to the extent relating to pricing or other matters that are highly sensitive if the exchange of such books, records, documents or other information (or portions thereof), as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates). The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 7.3(a) shall be subject to the Confidentiality Agreements and the confidentiality agreement dated February 5, 2006, among WLG, SK and HBK and the Company.

(b)   No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 7.4.  No Solicitation.

(a)   Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries nor any of their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted prior to the Execution Date by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of any applicable confidentiality agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder.

(b)   Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time prior to obtaining the Requisite Shareholder Vote, (i) the Company has otherwise complied in all material respects with its obligations under this Section 7.4 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) believes in good faith to be bona fide and (ii) the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent and Merger Sub (subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof), as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates)). The Company shall promptly (within one Business Day) notify Parent and Merger Sub in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent and Merger Sub orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal.

(c)   Subject to Section 7.4(d), neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation or (ii) take any other action or make any other public statement in connection with the Company Shareholder Meeting inconsistent with such Recommendation.

(d)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Shareholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to clause (iii) below, the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub (“Recommendation Withdrawal”) if the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after consultation with outside counsel) that failure to take such action would violate its fiduciary duties under applicable Law; provided, however that that the Board of Directors or any committee thereof may not effect a Recommendation Withdrawal pursuant to this Section 7.4(d) unless:

(i)   the Company shall have complied in all material respects with this Section 7.4;

(ii)   the Company shall have provided prior written notice to Parent and Merger Sub, at least five Business Days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(iii)   prior to effecting such Recommendation Withdrawal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal.

The Company shall be required to deliver a new written notice to Parent and Merger Sub in the event of any material revisions to the Superior Proposal, in which event the Notice Period shall commence following the receipt by Parent and Merger Sub of such new written notice.

(e)   Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors), after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with disclosure requirements under applicable Law; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (acting through the Special Committee if such committee still exists) expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement.

(f)   The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(g)   As used in this Agreement, the term:

(i)   “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreements (A) dated February 7, 2006 between Colony Capital Acquisitions, LLC and the Company, (B) dated February 23, 2006, between The Related Company, L.P. and the Company, (C) dated February 7, 2006, between Providence Equity Partners Inc. and the Company and (D) dated February 7, 2006, between Whitehall Street Global Real Estate Limited Partnership 2005 and the Company (the “Confidentiality Agreements”), provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, so long as the Company offers to amend the Confidentiality Agreements concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto;

(ii)   “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities or Subsidiary Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class or series of Company Securities or Subsidiary Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

(iii)   “Superior Proposal” means a Company Acquisition Proposal, which was not obtained in violation of this Section 7.4, and which the Board of Directors of the Company (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the transactions contemplated hereby (x) after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “30% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Company Acquisition Proposal shall only refer to a transaction (i) directly involving the Company (and not exclusively its Subsidiaries) or (ii) involving a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

Section 7.5.  Director and Officer Liability.

(a)   From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the “Replacement Policies”) in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies (the “Insurance Amount”) (in which event, the Surviving Corporation shall obtain as much comparable insurance as available for the Insurance Amount); provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5.

(c)   The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6.  Takeover Statutes.   The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7.  Public Announcements.   Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, court process or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

Section 7.8.  Employee Matters.

(a)   Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Employment Agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, but excluding equity and equity equivalents (collectively, “Compensation”), that in the aggregate is no less favorable than, and (ii) welfare benefits that in the aggregate are no less favorable than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.8, nothing herein shall (A) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (B) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable employee benefit plans.

(b)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

(c)   From and after the Effective Time, Parent will cause the Surviving Corporation and all of their Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent legally binding on the Company or any of its Subsidiaries.

(d)   The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement.

Section 7.9.  Financing.  (a)    Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, in each case effective on or after the Effective Time, (iv) furnishing Parent and its Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act in respect of foreign private issuers (as such term is defined under the Exchange Act), to consummate the offering of debt securities contemplated by the Debt Financing Commitments, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) effective on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (viii) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company (it being understood that (A) to the greatest extent practicable, the actions contemplated by this Section 7.9(a)(viii) shall not be required to be taken until immediately prior to the Closing and that prior to the taking of such actions, any current member of the Board of Directors may resign and (B) if such member of the Board of Directors resigns, the failure of any such director to take any such action shall not constitute a failure to satisfy a condition to Closing). Parent shall, promptly upon request by the Company, reimburse, or cause its Affiliates to reimburse, the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks.

(b)    Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments as promptly as practicable on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all conditions applicable to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable, taken as a whole, to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event. Parent and Merger Sub shall keep the Company reasonably apprised of material developments relating to the Financing.

(c)   Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent and Merger Sub after the Execution Date but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions to the receipt of the Financing as set forth in the Debt Financing Commitments in any material respect or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VIII. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

(d)   Neither Parent nor any of its Affiliates shall seek or obtain, or engage in substantive discussions in respect of, any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby from any entities or persons (other than SK, HBK, Istithmar and their respective Affiliates) who are required to file a Schedule 13G or Schedule 13D under the Exchange Act as of the Execution Date but without giving effect to the transactions contemplated hereby. Parent shall cause its Affiliates to comply with the foregoing covenant.

Section 7.10.  Debt Tender Offers.   As soon as reasonably practicable, the Company shall, and with respect to the 6 ¾% Notes shall cause Kerzner International North America, Inc. (“KINA”) to, commence offers to purchase and related consent solicitations with respect to all of the outstanding aggregate principal amount of the Company’s and KINA’s 6 ¾% Senior Subordinated Notes due 2015 (the “6 ¾% Notes” and, together with the Convertible Notes, the “Notes”) and the Convertible Notes on such terms and conditions as are reasonably acceptable to Parent and the Company (including the related consent solicitations, collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith. Promptly following the expiration date of the consent solicitations, assuming the requisite consents are received, the Company shall execute supplemental indentures to (i) the Indenture, dated as of September 22, 2005, among the Company, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee (the “6 ¾% Notes Indenture”) and (ii) the Indenture, dated as of April 5, 2004, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Convertible Notes Indenture” and, together with the 6 ¾ Notes Indenture, the “Indentures”), reflecting the amendments to such indentures consented to in the Debt Tender Offers, which supplemental indentures shall become operative concurrently with the Effective Time, and shall use its reasonable best efforts to cause the trustees under the Indentures to promptly enter into such supplemental indentures, as applicable. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation requested by Parent in connection with the Debt Tender Offers. The closing of the

Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offers, Parent shall cause the Surviving Corporation to accept for purchase and purchase the Notes properly tendered and not properly withdrawn in the Debt Tender Offers and provide to the Surviving Corporation cash in an amount sufficient to fund such purchase, including any applicable premiums, and all related fees and expenses. Parent shall reimburse, or cause its Affiliates to reimburse, the Company for its reasonable out-of-pocket fees and expenses (including any consent fees paid but only to the extent consented to by Parent) incurred pursuant to this Section 7.10. The Debt Tender Offers and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and resolutions of the SEC and other applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Notes or incur any additional obligations to the holders of the Notes prior to the consummation of the Debt Tender Offers.

Section 7.11.  Confidentiality Agreements.   Parent acknowledges on behalf of its Affiliates and each investor in Parent party to any Confidentiality Agreement or the confidentiality agreement dated February 5, 2006, among SK, HBK, WLG and the Company that such Affiliates and investors continue to be bound by such Confidentiality Agreements (including any “standstill” provisions therein), and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s or such Affiliate’s rights under such agreements. For purposes of Section 7.11 of this Agreement, Parent acknowledges that it is an affiliate of WLG for purposes of the Registration Rights and Governance Agreement dated July 3, 2001 among, inter alia, the Company and WLG.

Section 7.12.  Management.   In no event shall Parent or any of its Affiliates (which for purposes of this Section shall be deemed to include each direct investor in Parent) enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company Employee (other than SK or HBK) on terms that expressly prohibit or restrict such member of management or such Company Employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Company or its Subsidiaries or seek to do so.  Parent shall cause its Affiliates to comply with the foregoing covenant.

Section 7.13.  Vesting of Company Equity Awards.   (a)   As promptly as practicable (and in any event within 15 days from the Execution Date), the Company shall take such actions as may be reasonably required to irrevocably amend the terms of the Employee Equity Awards to provide that to the extent that a “change of control” (as defined in the applicable Company Stock Plan or in any applicable agreement, notice or letter evidencing the grant of an Employee Equity Award) shall occur with respect to any Employee Equity Awards as a result of the consummation of the Merger, any such Employee Equity Awards that are unvested as of the Effective Time shall become fully vested (and, in the case of Employee Options and Employee SARs, immediately exercisable in full) and all restrictions on such Employee Equity Awards shall lapse, in each case not later than the earlier to occur of (i) the later of (A) the six-month anniversary of the Closing and (B) January 1, 2007 and (ii) a holder's Qualifying Termination (as defined in the applicable Company Stock Plan), provided, that such amendments shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(b)   As promptly as practicable (and in any event within 15 days from the Execution Date), the Company shall take such actions as may be reasonably required to irrevocably amend the terms of the Company Equity Awards to provide that to the extent that a “change of control” (as defined in the applicable Company Stock Plan or in any applicable agreement, notice or letter evidencing the grant of a Company Equity Award) shall occur with respect to any Company Equity Awards as a result of the consummation of a Superior Proposal that results in the termination of this Agreement, any such Company Equity Awards that are unvested as of the effective time of such Superior Proposal (the “Superior Proposal Effective Time”) shall become fully vested (and, in the case of Company Options and Company SARs, immediately exercisable in full) and all restrictions on such Company Equity Awards shall lapse, in each case not later than the earlier to occur of (i) the expiration of the six-month period immediately following such Superior Proposal Effective Time and (ii) a holder’s Qualifying Termination (as defined in the applicable Company Stock Plan), provided that (A) such Company Equity Awards are still outstanding at (and have not terminated prior to) the relevant time, and were not terminated at the Superior Proposal Effective Time in consideration for the payment of any amount required pursuant to the provisions of the applicable Company Stock Plan (including Section 14(a)(ii) of the Company 2003 Stock Incentive Plan or the Company 2005 Stock Incentive Plan, as applicable) or any applicable agreement, notice or letter evidencing the grant of such Company Equity Award, (B) such Company Equity Awards have not yet become fully vested or exercisable prior to the relevant time and (C) such amendments shall expressly be conditioned upon the consummation of a Superior Proposal that results in the termination of this Agreement and shall be of no effect if such Superior Proposal is not consummated.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1.  Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)   Shareholder Approval. This Agreement shall have been approved by the Requisite Shareholder Vote.

(b)   Regulatory Approval. (i) Approval of the Financing by The Central Bank of The Bahamas shall have been obtained and (ii) all other required approvals of any Governmental Authority (including any Gaming Authority) set forth on Annex A hereto shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case, without any requirement to take any action, or agree to take any action, or agree to any conditions or restrictions in connection with obtaining the foregoing that would be reasonably likely to have a Material Adverse Effect on the Company, and except, in the case of clause (ii), if failure to obtain such approval or failure of such waiting period to terminate or expire would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(c)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger or which otherwise would be reasonably likely to have a Material Adverse Effect on the Company (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 8.2.  Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties. Subject to the preamble to Article IV, the representations and warranties (i) set forth in Section 4.5 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of each of such times and (ii) set forth in Article IV, other than those described in clause (i) above, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the date of the Effective Time as if made at and as of each of such times (except for those which were incapable of being true and correct as of the date of this Agreement due to the fact that this Agreement was not then in existence, in which case, such representations and warranties shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Execution Date and as of the Effective Time as if made at and as of each of such times), except in the case of this clause (ii) where the failure to be so true and correct, individually and in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company, provided in each case that representations made as of a specific date shall be required to be so true and correct subject to such qualifications as of such date only. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

(c)   Financing. The Debt Financing shall be available for borrowing on the Closing Date on the terms and conditions set forth in the Debt Financing Commitments, or upon terms and conditions that are no less favorable, in the aggregate, to Parent and Merger Sub (as determined in the reasonable judgment of Parent).

Section 8.3.  Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct as of date of this Agreement and as of the Effective Time as if made at and as of each of such times (except for those which were incapable of being true and correct as of the date of this Agreement due to the fact that this Agreement, the Financing Commitments or the Equity Rollover Commitments were not then in existence, in which case, such representations and warranties shall be true and correct as of the Execution Date and as of the Effective Time as if made at and as of each of such times) and those which are not so qualified shall be true and correct in all material respects as of date of this Agreement and as of the Effective Time as if made at and as of such time (except for those which were incapable of being true and correct as of the date of this Agreement due to the fact that this Agreement, the Financing Commitments or the Equity Rollover Commitments were not then in existence, in which case, such representations and warranties shall be true and correct in all material respects as of the Execution Date and as of the Effective Time as if made at and as of each of such times), provided that representations made as of a specific date shall be required to be true as of such date only. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

ARTICLE IX
TERMINATION

Section 9.1.  Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

(a)     by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b)     by either the Company or Parent:

                (i)   if the Effective Time shall not have occurred on or before December 31, 2006 (the “End Date”) unless the failure of the Effective Time to occur by such date is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

     (ii)      if any Restraint having the effect set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint; or

(iii)   if at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company shareholders fail to approve this Agreement by the Requisite Shareholder Vote;

(c)   by the Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement; or

(d)   by Parent or Merger Sub:

(i)   if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;

(ii)   prior to the obtaining of the Requisite Shareholder Vote, if the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the shareholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing; or

(iii)   if the Company shall have willfully and materially breached the terms of Section 7.4 of this Agreement in any respect adverse to Parent and Merger Sub.

Section 9.2.  Termination Fee.   (a)   In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii)(B) or Section 9.1(d)(iii), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within four Business Days) following termination of this Agreement.

(b)   In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii)(A) and, at any time after the date of this Agreement and prior to the event giving rise to Parent’s right to terminate this Agreement under Section 9.1(d)(ii)(A), a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to any executive officer or director of the Company (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within four Business Days) following termination of this Agreement.

(c)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii) under circumstances in which the obligations under the Voting Agreement to vote in favor of the Merger Agreement have been satisfied in all material respects, and, at any time after the date of this Agreement and prior to the Company Shareholder Meeting, a Company Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to any executive officer or director of the Company (or any person shall have publicly announced, or communicated or made known a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) prior to the Company Shareholder Meeting, and, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced or consummated), then the Company shall pay to Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, on the date of such execution or consummation (provided that solely for purposes of this Section 9.2(c), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 except that all references to 30% shall be deemed to be references to 50%).

(d)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii) (or could have been terminated under such section) under circumstances in which (i) the obligations under the Voting Agreement to vote in favor of the Merger Agreement have been satisfied in all material respects and (ii) the Termination Fee is not then payable pursuant to this Section 9.2, then the Company shall pay to Parent as promptly as possible (but in any event within four Business Days) following receipt of an invoice therefor all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $12,000,000 (“Parent Expenses”); provided that the existence of circumstances which could require the Termination Fee subsequently to become payable pursuant to Section 9.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.2(d); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 9.2(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(c) except to the extent indicated in such Section 9.2(c).

(e)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(f)   The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay Parent any amounts due to Parent pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 9.3.  Effect of Termination.   If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except (i) Sections 7.3(a)(last sentence), 7.11, 7.12, 9.2, 9.3, 10.1, 10.3, 10.6, 10.11 and 10.13 will survive the termination hereof and (ii) with respect to any liabilities for Damages incurred or suffered as a result of the willful and material breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1.  Notices.   All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent or Merger Sub, to:

K-Two Holdco Limited
Coral Towers
Paradise Island
Attention: Giselle M. Pyfrom
Fax: +1 242 363 2767

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
                   Sean D. Rodgers
Fax: (212) 455-2502

if to the Company, to:

Kerzner International Limited
730 Fifth Avenue -- Fifth Floor
New York, New York 10019
Attention: Richard Levine
Fax: (212) 659-5196

    with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston
                   Sarkis Jebejian
Fax: (212) 474-3700

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Kenneth M. Schneider
Fax: 212-757-3990

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2.  Survival of Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3.  Expenses.   Except as otherwise expressly provided in Sections 7.9, 7.10 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4.  Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company shareholders; provided, however, that, after approval of this Agreement by the Company shareholders, no amendment may be made which under applicable Bahamian Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5.  Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein, provided, that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee, or otherwise such action shall be taken by resolution of a majority of its Disinterested Directors. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6.  Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7.  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except that the IBCA shall apply to the Merger and the Laws of the Commonwealth of The Bahamas shall apply to the fiduciary duties and responsibilities of the Board of Directors of the Company in connection with the Merger and the other transactions contemplated by this Agreement).

Section 10.8.  Counterparts; Effectiveness; Third Party Beneficiaries.   This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5. Notwithstanding the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Ordinary Shares, Company Options, Company SARs or Company RSUs.

Section 10.9.  Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10.  Entire Agreement.   This Agreement, together with the Company Disclosure Letter and the Voting Agreement, constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein, in the Company Disclosure Letter or the Voting Agreement.

Section 10.11.  Jurisdiction.

(a)  Each party irrevocably submits to the jurisdiction of (i) any Delaware State court, and (ii) any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Delaware State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Delaware State court, and (ii) any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

(c)   Parent and Merger Sub each (i) hereby appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby which may be instituted in any Delaware State court or any Federal court of the United States sitting in the State of Delaware and (ii) agrees that service of process upon such Authorized Agent shall be deemed in every respect effective service of process upon Parent or Merger Sub, as applicable, in any such suit or proceeding. Parent and Merger Sub each hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as such agent for service of process, and each of Parent and Merger Sub agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.

(d)   The Company (i) hereby appoints Kerzner International North America, Inc., 1000 South Pine Island Road, Suite 800, Plantation, FL 33324-3907, as its authorized agent upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby which may be instituted in any Delaware State court or any Federal court of the

United States sitting in the State of Delaware and (ii) agrees that service of process upon KINA shall be deemed in every respect effective service of process upon Parent or Merger Sub, as applicable, in any such suit or proceeding. The Company hereby represents and warrants that KINA has accepted such appointment and has agreed to act as such agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.

Section 10.12.  Authorship.   The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13.  Remedies.   (a)   Notwithstanding any other provision of this Agreement (including Section 9.2 and Section 9.3), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

(b)   Notwithstanding any other provision of this Agreement, Parent and Merger Sub shall have no right to seek monetary damages against the Company for breaches of representations and warranties contained in Article IV of this Agreement to the extent that any of the certificates delivered to the Company by SK, HBK, Mr. Richard Levine and Mr. John Allison as of the date hereof were false in any respect related to the representation or warranty which was breached.

Section 10.14.  Termination of Other Agreements.   The parties hereto acknowledge and agree that the Cooperation Agreement, dated as of March 20, 2006, among the Company, HBK and SK, and the letter, dated as of March 20, 2006, from Istithmar to the Company, shall terminate concurrently with the execution and delivery of this Agreement by each of the parties hereto and shall thereafter be of no further force or effect and no person shall have any rights or obligations with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

KERZNER INTERNATIONAL LIMITED,
By:	/s/ Eric Siegel
Name: Eric Siegel
Title: Director

K-TWO HOLDCO LIMITED,
By:	/s/ Howard B. Kerzner
Name: Howard B. Kerzner
Title: President

K-TWO SUBCO LIMITED,
By:	/s/ Howard B. Kerzner
Name: Howard B. Kerzner
Title: President

Annex A

        Gaming Board, Commonwealth of The Bahamas (PEL Casino License) and the approval of any directors of the Company who will remain directors of the Surviving Corporation who have not been previously vetted and approved by the Bahamas Gaming Authority (i.e., Stephen Ross).